Exhibit 99.1

AmerisourceBergen Corporation

Unaudited Adjusted Consolidated Statements of Operations

(dollars in thousands)

	Three Months Ended				Fiscal Year Ended	Three Months Ended
	December 31,	March 31,	June 30,	September 30,	September 30,	December 31,	March 31,
	2011	2012	2012	2012	2012	2012	2013

Revenue	$19,981,185	$19,708,371	$19,326,807	$19,064,443	$78,080,806	$21,059,811	$20,523,668
Cost of goods sold	19,407,923	19,028,630	18,658,941	18,350,626	75,446,120	20,398,983	19,806,679
Gross profit	573,262	679,741	667,866	713,817	2,634,686	660,828	716,989
Operating expenses:
Distribution, selling and administrative	257,185	262,421	303,812	329,138	1,152,556	320,700	323,536
Depreciation	25,123	26,603	29,552	31,550	112,828	31,874	33,069
Amortization	3,992	4,630	5,981	6,944	21,547	6,810	6,799
Warrants	—	—	—	—	—	—	3,761
Employee severance, litigation and other	3,559	9,027	4,135	27,419	44,140	2,004	(299)
Operating income	283,403	377,060	324,386	318,766	1,303,615	299,440	350,123
Other (income) loss	(1)	(131)	(4,785)	(910)	(5,827)	(23)	749
Interest expense, net	22,286	23,375	23,771	23,137	92,569	18,525	18,510
Income from continuing operations, before income taxes	261,118	353,816	305,400	296,539	1,216,873	280,938	330,864
Income taxes	99,526	134,673	115,223	106,090	455,512	106,317	126,721
Income from continuing operations	161,592	219,143	190,177	190,449	761,361	174,621	204,143
Income (loss) from discontinued operations, net of income taxes	524	(7,038)	(8,906)	(26,955)	(42,375)	(6,010)	(158,509)
Net income	$162,116	$212,105	$181,271	$163,494	$718,986	$168,611	$45,634

Earnings per share:
Basic earnings per share:
Continuing operations	$0.63	$0.85	$0.75	$0.78	$3.01	$0.75	$0.89
Discontinued operations	—	(0.03)	(0.04)	(0.11)	(0.17)	(0.03)	(0.69)
Rounding	—	—	0.01	—	—	0.01	—
Total	$0.63	$0.82	$0.72	$0.67	$2.84	$0.73	$0.20

Diluted earnings per share:
Continuing operations	$0.61	$0.84	$0.74	$0.77	$2.96	$0.74	$0.87
Discontinued operations	—	(0.03)	(0.03)	(0.11)	(0.16)	(0.03)	(0.68)
Rounding	0.01	—	—	—	—	—	—
Total	$0.62	$0.81	$0.71	$0.66	$2.80	$0.71	$0.19

Weighted average common shares outstanding:
Basic	258,461	258,162	252,116	242,931	252,906	232,361	230,422
Diluted	263,084	262,363	255,725	246,485	256,903	235,992	234,587